Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Titan Medical Inc.

Toronto, Canada

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 being filed by Titan Medical Inc. (the “Company”) with the United States Securities and Exchange Commission (the “F-3”) of our report dated March 23, 2022, on the consolidated statements of financial position of the Company as of December 31, 2021 and 2020, the related consolidated statements of net and comprehensive loss, shareholders’ deficit, and cash flows for the years ended December 31, 2021, 2020 and 2019, and the related notes, which appear in the Company’s Annual Report on Form 20-F for the year ended December 31, 2021.

We also consent to the reference to us under the heading “Experts” in the F-3.

/s/ BDO Canada LLP

BDO Canada LLP

Toronto, Canada

August 19, 2022